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Exhibit 1

Translated from French

LEGRAND
A French Public Limited Company (PLC)
with a capital of 56,320,674 euros
Registered offices: LIMOGES (Haute-Vienne, France)
128 Avenue du Maréchal de Lattre de Tassigny—B 758 501 001 R.C.S. LIMOGES

B Y L A W S

ARTICLE 1—FORM OF THE COMPANY

        This French Public Limited Company (PLC) is governed by the prevailing statutory and regulatory provisions and by those to be enacted, as well as by the Bylaws as set out below.

ARTICLE 2—COMPANY NAME

        The Company name is:

        L E G R A N D

ARTICLE 3—PURPOSE

        The Company's purpose in France and in all other countries is:

  •
  the production, purchase, sale and commercial representation of electrical equipment and their components; of ceramic and plastic products; of all materials and tools in connection with the above production.

        In order to accomplish its purpose, the Company can:

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  create, acquire and operate any manufacture in connection with these activities and facilitating their development;

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  apply new processes for the manufacture of these products and the electrical equipment;

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  create sales outlets in France and in foreign countries for the marketing of these products;

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  acquire any goodwill in connection with the Company purpose and facilitating its extension;

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  take any stake or participation in similar undertakings, and even in non-similar ones, to the extent that they promote Company operations in creating special companies by way of contributions, subscription or the acquisition of shares, bonds or other securities, by acquiring rights in the Company, by any creditors or merger agreements or any other agreements, and generally, in any other form whatsoever;

  •
  and generally, carry out any commercial, industrial, financial, personal property or real property operations directly or indirectly linked to the Company purpose.

ARTICLE 4—Registered offices

        The Company's registered offices are located in LIMOGES (Haute-Vienne, France) 128 Avenue du Maréchal de Lattre de Tassigny.

ARTICLE 5—TERM OF THE COMPANY

        The term of the Company has been set at NINETY-NINE YEARS as of 11 July 1953, thus expiring on 10 July 2052, excepting extension or early winding-up.

ARTICLE 6—COMPANY CAPITAL

        The Company capital can be represented by ordinary shares and by preferred non-voting shares.

        The owners of preferred non-voting shares enjoy the same rights as the other shareholders, excepting the right to participate and to vote by reason of these shares at the Company's General Shareholders Meetings, save any exception provided by law.

        The preferred non-voting shares shall not represent more than 25% of the Company capital stock.

        The Company capital has been set at 56,320,674 euros. It is divided into 21,440,808 ordinary shares with a nominal value of 2 euros each, and into 6,719,529 preferred non-voting shares with a nominal value of 2 euros each.

ARTICLE 7—FORM OF THE SHARES

        The fully paid-up shares are registered shares or bearer shares at the Shareholder's option.

ARTICLE 8—IDENTIFICATION OF THE SHAREHOLDERS AND THEIR RIGHTS

        When necessary, and subject to mandatory statutory prescriptions, all shares shall be grouped together prior to any redemption, regardless of any tax exemptions or tax applicable or of any taxation to be borne by the Company, so that all shares then existing of the same category, taking into account their respective par value, shall receive the same net amount, whatever their origin or date of creation may be.

        Whenever the possession of a required number of shares is necessary to exercise a particular right, it shall behove those shareholders who do not have this required number to proceed to group together this required number of shares and, if need be, to purchase or sell shares in order to attain the required number of shares.

* Ordinary Shares

        In addition to the voting right attributed to the shares by law and by the Bylaws, each ordinary share gives right to an amount of the Company's assets and of the winding-up bonus, proportionate to the number of and to the nominal value of the existing shares.

        Each ordinary share gives right to an amount of the profit, as defined in Article 17 hereinafter, proportionate to the number and to the nominal value of the existing ordinary shares.

* Preferred non-voting shares

        Excepting the right to participate at the General Shareholders Meetings and subject to any exception provided by law, each preferred non-voting share benefits from the same right to the Company assets and winding-up bonus as ordinary shares.

        Each preferred non-voting share confers advantages and rights which are decided on at the time of issuance by the Extraordinary General Meeting of Shareholders.

        Pursuant to a report by the Statutory Auditors, the Extraordinary General Meeting of Shareholder can decide the obligatory redemption of the totality of preferred non-voting shares, or only of a category of these if several categories of these shares had been issued.

        The redemption value is set as agreed between the Company and the Special Meeting of the vendor Shareholders, acting in accordance with the quorum and majority rules of the Extraordinary General Meetings. Failing any agreement, the provisions of Article 1843-4 of the French Civil Code are applicable.

        The Ordinary Meeting of Shareholders may also authorize the Board of Directors to purchase preferred shares under the conditions stipulated in Article 217-2 of Law No. 66-537 of 24 July 1966

governing commercial companies. In the event the shares purchased are canceled, the capital reduction shall be authorized by the Extraordinary Meeting of Shareholders.

        In the case of a capital reduction which is not motivated by loss, the preferred non-voting shares shall be redeemed before the ordinary shares and cancelled. However, these provisions shall not apply to capital reductions within a share buyback program conducted under the conditions established by law.

        The redemption can only be effected if the preferred dividend for the prior fiscal years and that for the past fiscal year have been fully paid.

        The General Shareholders Meeting can also offer the conversion into preferred non-voting shares; it determines the maximum amount of shares to be converted and sets the terms of the offer on the basis of the Statutory Auditors' report, as well as the period during which the Shareholders can accept the conversion offer.

        This decision becomes final only after its approval by the Special Meeting of the owners of preferred non-voting shares and by the Extraordinary General Meeting of the owners of bonds with scrip certificates or of convertible bonds or of bonds exchangeable against shares.

        Any natural person or legal entity acting alone or together, who holds or no longer holds, directly or indirectly, within the meaning of Article 356-1 of the Law of 24 July 1966, a percentage of the Company capital stock or voting rights equal to or exceeding 1% or any other percentage in whole number multiples of 1%, including above a legal threshold of 5% and up to the threshold of the third, shall report to the Company within fifteen days as of the day on which the threshold concerned has been exceeded, the total number of shares or voting rights he/she/it possesses, except if this exceeding of the threshold is the result of a change in the total number of shares or of voting rights not brought about by the initiative of such person or legal entity.

        The following are to be assimilated to shares or voting rights detained within the meaning of the preceding paragraph: all shares or voting rights detained by third parties on behalf of any party obligated to report as outlined above, all shares or voting rights held by companies controlled by any such party within the meaning of Article 355-1 of the Law of 24 July 1966, and all shares or voting rights this party, or those acting on its behalf, are likely to detain or no longer to detain, by virtue of their/its initiative alone and as a result of an agreement.

        In the event of failure to abide by the obligation to report outlined in the two preceding paragraphs, and upon request made in any manner, and prior to any voting by the Shareholders Meeting, by one or more shareholders detaining at least 1% of the capital or of the voting rights, the shares exceeding the fraction that should have been reported shall be deprived of their voting right for a two-year period following the date on which the failure to report has been remedied, excepting if this excess of shares is the result of a change in the total number of shares or of voting rights.

        This request is recorded in the Minutes of the Meeting.

        In addition, the Company is at any time entitled to request, at its own expense, from the securities compensation authority and in accordance with statutory and regulatory provisions, the name or company name, nationality, year of birth or formation and address of the holders of securities which attribute immediately, potentially or in the long run the voting right in its own meetings as well as the number of securities held by each of them and, whenever applicable, the restrictions attached to such securities.

        After viewing the list transmitted to the Company by the securities clearing organization, the Company has the option to request, under the same conditions, either through this organization or directly from the persons listed on said list whom the Company believes may be registered as intermediaries on behalf of owners of securities residing abroad, the information stipulated in the previous paragraph concerning said owners of securities.

        Said persons shall be required, if they are acting as intermediaries, to disclose the identity of the owners of such securities. The information shall be provided directly to the authorized financial intermediary holding the account, and it shall be the responsibility of this intermediary to transmit such information, as applicable, to the Company or to the clearing organization.

        The Company shall also have the right, with respect to securities recorded in registered form, to request at any time that the intermediary recorded on behalf of third party owners of securities, disclose the identity of the owners of such securities.

        As long as the Company believes that some holders of securities, in bearer or in registered form, whose identity has been communicated to the Company, hold securities on behalf of third party owners of securities, it shall have the right to ask these holders to reveal the identity of the owners of such securities under the conditions stipulated above.

        Following the requests for information described above, the Company shall have the right to ask any legal entity that owns shares of the Company representing more than one-fortieth of the capital or voting rights of the Company to inform the Company of the identity of any persons who hold, directly or indirectly, more than one-third of the equity capital of said legal entity or of the voting rights that are exercised in the general shareholders' meetings of said entity.

        When the person to whom a request has been made in accordance with the provisions of this Article 8 has not transmitted the information requested within the legal and regulatory deadlines, or has transmitted incomplete or erroneous information, concerning either its capacity or the owners of the securities, the shares or securities giving immediate or future rights to the capital for which said person was registered shall be deprived of the right to vote in any shareholders' meeting that may be held until the date on which the identification has been duly corrected, and the payment of the dividend shall be deferred until that date.

        Moreover, in the event that the person registered knowingly violates the provisions hereinabove, the court with jurisdiction for the site in which the Company has its registered offices may, at the request of the Company or of one or more shareholders holding at least 5% of the capital, deprive the shares for which such requests have been made of their voting rights, in whole or in part, for a total period not to exceed five years and may deprive the shares of the corresponding dividend for the same period.

ARTICLE 9—Paying-up of Shares

        The amount of the shares issued by way of capital increase and payable in cash is due in accordance with the modalities decided by the Board of Directors.

        Shareholders and subscribers are informed of any calls for funds at least one month prior to the date set for each payment by way of a notice published in a legal notices newspaper of the location where the registered offices are situated, or of a notice published in the French official bulletin for legal and mandatory notices («Bulletin des annonces légales obligatoires»), or by individual registered letters together with acknowledgment of receipt.

        Any delay in the payment of the amounts due on non-paid-up shares shall entail, automatically and without any formality, the payment of interest at 6% per annum, day by day, as of the due-date, without prejudice either to any personal action instituted by the Company against the defaulting Shareholder, or the enforceability measures provided by law.

ARTICLE 10—ADMINISTRATION

        The Company is administered by the Board of Directors composed of a maximum of 15 members.

        Each director must own at least twenty-five ordinary shares during his term of office.

        The directors are appointed for a six-year term and are re-eligible. The Board shall be renewed either each year or every two years by alternating, whenever necessary, in accordance with the number of members in office, so as to ensure to all extent possible an equal and complete renewal over each 6-year period.

        The order of retirement shall be determined by lot for the first renewals, and then by order of seniority.

        The number of directors older than the age-limit set for the Chief Executive Officer shall not exceed one-third of the directors in office.

        The number of directors under an employment contract with the company shall not exceed one-third of the directors in office.

ARTICLE 11—DELIBERATION OF THE BOARD OF DIRECTORS

        The directors are called to the Board meetings by any means, even orally.

        The Board meetings are held either at registered offices or at any other location stated in the Meeting Notice.

        The agenda includes topics written in the Meeting Notice.

        The voting takes place in accordance with the statutory quorum and majority requirements as set out by law. In case of a tie, the Chairman's vote will be the prevailing vote.

        The Minutes are drawn up and copies or extracts of the deliberations are issued and certified in accordance with law.

ARTICLE 12—POWERS OF THE BOARD OF DIRECTORS

        The powers of the Board of Directors are those conferred to it by law.

ARTICLE 13—DIRECTORS' COMPENSATION

        Directors' fees can be allocated to the Board of Directors by the General Meeting.

        Exceptional compensation can also be allocated to the Directors by the Board of Directors in the cases and on the terms provided by law.

ARTICLE 14—CHAIRMAN AND CHIEF OPERATING OFFICERS

        The Board of Directors appoints a Chairman or Chief Executive Officer from amongst its natural person members, and fixes the term of his office which cannot, however, exceed that of his office as director. He is always re-eligible. Any one having reached the age of 75 can not be appointed Chairman or Chief Executive Officer. Furthermore, upon reaching this age, the Chief Executive Officer is deemed to have retired automatically at the close of the soonest following Meeting of the Board of Directors.

        Pursuant to the powers granted to him by law, the Chairman of the Board of Directors shall represent the Board of Directors. He shall organize the work of the Board and shall report on such work to the Shareholders Meeting. He shall ensure the proper operation of the governing boards of the Company and shall ensure, in particular, that the directors are able to perform their duties.

        If, pursuant to the provisions of Article 14 A, the Board combines the offices of Chairman and Chief Executive Officer, the provisions governing the Chief Executive Officer shall apply to the Chairman.

ARTICLE 14 A—MANAGEMENT

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  Chief Executive Officer

        The general management of the company shall be assumed, under his responsibility, either by the Chairman of the Board of Directors, who shall then hold the title of Chairman &Chief Executive

Officer, or by another individual appointed by the Board of Directors with the title of Chief Executive Officer.

        The choice between these two management options shall be made by the Board of Directors by a majority vote of the members present or represented. The Board shall inform the shareholders and third parties of its choice under the conditions defined by decree.

        The option selected, and any subsequent option, shall be valid only until a decision to the contrary is made by the Board of Directors, voting under the same majority requirements. The Board of Directors shall select the management option at the time it appoints or renews the term of the Chairman of the Board of Directors, and at the time it appoints or renews the term of the Chief Executive Officer if the positions are separated.

        A change in the type of management shall not require amendments to the bylaws.

        The Board of Directors, when it decides to separate the positions of Chairman and Chief Executive Officer, shall nominate the Chief Executive Officer from among the directors or from outside the Board, shall set the his term of office and shall set his compensation.

        No one over the age of 75 may be appointed Chief Executive Officer. If the Chief Executive Officer reaches this age, he shall be automatically deemed to have resigned.

        In accordance with legal requirements, the Chief Executive Officer shall be vested with the most extensive powers to act in any circumstance in the name of the company. He shall exercise such powers within the limits of the corporate purpose and subject to the powers granted expressly by law to shareholders' meetings and the Board of Directors.

        He shall represent the company in its relations with third parties. The company shall be committed even by acts of the Chief Executive Officer that fall outside the corporate purpose, unless the Company proves that the third party knew that the act exceeded this purpose or that the third party could not have been unaware of this fact given the circumstances; however, the simple publication of the bylaws shall not be sufficient to constitute such proof.

        The Board of Directors may limit the powers of the Chief Executive Officer. In such a case, the limitations shall not apply to third parties.

        The Chief Executive Officer may be dismissed under the conditions defined by law.

        When the Chief Executive Officer is a director, the term of his appointment may not exceed his term as director.

        To accept and perform his duties, the Chief Executive Officer shall agree to comply with the limitations defined by law with respect to combining the positions of Chief Executive Officer and director of a public corporation.

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  Chief Operating Officers

        On the recommendation of the Chief Executive Officer, whether this position is held by the Chairman of the Board of Directors or by another person, the Board of Directors may name one or more individuals charged with assisting the Chief Executive Officer and holding the title of Chief Operating Officer.

        There may be no more than five Chief Operating Officers.

        The Board of Directors shall set the compensation and, in agreement with the Chief Executive Officer, the extent and duration of the powers granted to Chief Operating Officers. They shall have the same powers as the Chief Executive Officer with respect to third parties.

        The age requirements for the Chief Executive Officer stipulated above shall also apply to Chief Operating Officers.

        When a Chief Operating Officer is a director, his term of office may not exceed his term as director.

        In the event the Chief Executive Officer resigns from his duties or is unable to perform them, the Chief Operating Officers shall retain their positions and duties until the appointment of a new Chief Executive Officer, except where the Board of Directors decides otherwise.

        The Chief Operating Officer or Officers may be dismissed at any time by the Board of Directors on the recommendation of the Chief Executive Officer.

ARTICLE 15—AUDITORS

        Two or more statutory auditors are appointed and carry out their mission in accordance with law. Their fees are determined in accordance with existing laws.

        Two or more deputy auditors are appointed in accordance with law

ARTICLE 16—SHAREHOLDERS MEETINGS

        The Shareholders Meetings are called and held in accordance with the law.

        The Meetings are held either at the registered offices or at any other location stated in the Meeting Notice, even if this location is situated in another French Territorial Department (the administrative division of France: «Department»).

        The General Meetings are made up of all the owners of ordinary shares. The owners of preferred non-voting shares do not participate in General Meetings, except where provided by law.

        Any Shareholder can participate at Meetings, either personally, or by proxy, or by voting by mail and by proving his identity and his title to the securities either through registration or the depositing of his bearer shares at the place specified in the Meeting Notice. The time-limit for accomplishing these formalities expires five days prior to the Meeting date. The Board of Directors can reduce this time-limit which shall then be applicable to all Shareholders.

        Except for special cases specified by prevailing regulations, the Meeting shall be chaired by the Chairman of the Board of Directors or, if absent, by a vice-chairman or by the director temporarily designated to act as chairman. Failing this, the Meeting elects its own chairman.

        The voting right attached to the capital shares or to the dividend shares («actions de jouissance») is to be proportional to the amount of the capital they represent. Each share gives right to at least one vote. However, the fully paid-up ordinary shares which show a four-year minimum registration in the name of a single Shareholder, as well as ordinary registered shares attributed for no consideration, by reason of the said shares, in case of capital increase by incorporation of reserves, profits or issuance bonus, both carry a double voting right.

        The Minutes of the Meetings are drawn up and their copies certified and issued in accordance with law.

ARTICLE 16 A—SPECIAL MEETING OF THE OWNERS OF PREFERRED PARTICIPATING SHARES WITHOUT VOTING RIGHT COUPLED TO A PRIVILEGE

        The Special Meeting is made up of the owners of preferred non-voting shares. This Special Meeting is called in accordance with the rules applicable to General Meetings.

        No quorum being required for this Special Meeting, it can, and prior to any resolution of the General Meeting, express a view by a majority of the votes of the Shareholders attending or represented.

        This view must be brought to the attention of the General Meeting of Shareholders and recorded in the Minutes of the Meeting. The Meeting can appoint a proxy to represent the owners of preferred non-voting shares at the General Shareholders Meeting, and expose their view prior to any voting by the General Meeting.

        The Special Meeting deliberates in accordance with the majority rules applicable to the Ordinary General Meeting, whenever it is called upon to express a view on a decision of the General Shareholders Meeting.

        Subject to the provisions of Article 269-5 of Law no. 66-537 of 24 July 1966 concerning capital increases, any modification of the rights attached to the preferred non-voting shares must be approved by the Special Meeting.

        The meeting may also be called to issue its approval in the event of the purchase of preferred shares pursuant to Law No. 66-537 of 24 July 1966 governing commercial companies, if the preferred shares are not acquired on the market.

        This approval is also required if the Company participates in a merger or demerger, in which case the Special Meeting called upon to give its approval will act under the same conditions as are applicable to Extraordinary Meetings, except for the conditions concerning the quorum which must be one half for the first Meeting Notice and a quarter for the second Meeting Notice. The decision of the General Meeting of Shareholders is final only after its approval by the Special Meeting.

ARTICLE 17—COMPANY ACCOUNTS

        The company's fiscal year commences on one January and ends on thirty-first December of each and every year.

        The statement of income—which is one of the annual accounts' components—displays, after deduction of amortizations and allowances, the net profits or net losses for the fiscal year.

        Where need be, 5% of net profits for the fiscal year minus any previous losses shall be allocated to a legal reserve until this legal reserve reaches one-tenth of the capital stock.

        The distributable net profit consists of: the net profits for the fiscal year minus previous losses, together with the above allocated sum (formula in the previous paragraph) added to the unappropriated surplus.

        In addition, the General Meeting can decide to distribute sums taken from reserves over which it has control. Dividends, however, are withdrawn in priority to any distributable profits.

        Will be successively withdrawn from distributable profits:

  a.)
  The amount required to allocate a priority dividend to preferred non-voting shares (priority dividend within the meaning of Articles 269-2, and the articles which follow, of the Law of 24 July 1966) equal to 50% of their paid-up and unredeemed nominal value, it being understood that:

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  In case of insufficient distributable profits, the balance remaining due for the fiscal year shall be carried forward to the following fiscal year, and if required, to the two subsequent fiscal years;

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  Following the appropriations set forth under b) and c) below, these shares shall receive a complementary dividend calculated in such a manner as to ensure that each preferred non-voting share receives a total benefit of 60% above the amount received by each ordinary share;

  b.)
  The amount required for allocation to ordinary shares—in the way of a preliminary non-cumulative dividend from one fiscal year to the next—of 5% of their paid-up and unredeemed nominal value;

  c.)
  The Ordinary General Meeting can withdraw, from the available excess, on motion of the Board of Directors, any amounts it deems appropriate either to be carried forward to the following Company year or to be assigned to one or more general or special reserves;

  d.)
  Any existing balance is distributed by the General Meeting so as to ensure the above required proportion between total dividend paid to preferred non-voting shares and that paid to ordinary shares, with exception to any necessary rounding-up or down to the nearest hundredth of an euro.

        The above distribution rules are not derogated from when dividends, distributed by the Annual Ordinary General Meeting are, in whole or in part, made up of amounts withdrawn from available Company reserves.

        However, except for in the case of capital reduction, no distribution can be made to Shareholders in the event that net assets are below or are likely to fall below, as a result of distribution, the level of the increased capital reserves which the law or Bylaws prohibit from distributing.

ARTICLE 18—DISSOLUTION AND WINDING-UP

        The early liquidation of the Company can be declared at any time and under any circumstances by the Extraordinary General Meeting on motion of the Board of directors.

        Upon liquidation, the General Meeting of Shareholders appoints one or more liquidators in accordance with the quorum and majority rules that are applicable to Ordinary General Meetings.

        The liquidator represents the Company. He holds the widest possible powers enabling him to sell assets where necessary, even privately. He has powers to pay creditors and to distribute any available balance.

        The General Meeting of Shareholders can authorize him to pursue matters in progress or to engage in any necessary actions for winding-up purposes.

        Following the Company's winding-up and liquidation for any reason whatsoever, the remaining net assets, after settling of liabilities, are applied first to the redemption of the paid-up nominal value of the preferred non-voting shares, then the preferred dividend remaining due, and thereafter to the redemption of the par value of the ordinary shares. The remaining balance is then equally distributed among all shares without distinguishing among them.

ARTICLE 19—DISPUTES

        Any disputes arising during the term of Company or its liquidation between the Shareholders, the Directors and the Company, or between the Shareholders themselves in respect of Company business, shall be submitted to the competent courts for adjudication.

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